EXHIBIT 99.1

UNITED FUEL & ENERGY CORPORATION ANNOUNCES
COMPLETION OF MERGER

Midland, Texas - February 11, 2005 - United Fuel & Energy Corporation (OTCBB: UFEN), a publicly traded Nevada corporation formerly named Brands Shopping Network, Inc. (referred to as the parent), announced today that on February 7, 2005 it completed the acquisition of United Fuel & Energy Corporation, a private Texas corporation (referred to as United Fuel), through a merger. Following the merger, the operations of the United Fuel represent substantially all of the operations of the combined companies.

Scott Heller, President and Chief Executive Officer of United Fuel, stated “We are pleased to have completed this process of becoming a public company. Our decision to undertake the merger was driven by our desire to achieve flexibility in raising capital and to provide us with a more liquid acquisition currency to enhance our ability to continue to expand our business.”

Results of Operations

United Fuel had revenues of $146.3 million and net earnings of $589,000 for the year ended December 31, 2003 compared to revenues of $121.1 million and a net loss of $1.4 million for 2002. United Fuel had revenues of $128.6 million and net earnings of $421,000 for the nine months ended September 30, 2004 compared to revenues of $110.5 million and earnings of $451,000 for the same period in 2003.

For the nine months ended September 30, 2004, EBITDA (earnings before interest, income taxes, depreciation and amortization and certain other non-cash expenses) was $3.7 million compared to $4.0 million for the same period in 2003.

Balance Sheet Data

At September 30, 2004 United Fuel’s net working capital was $25.6 million, including $1.3 million of cash, long-term debt was $35.4 million and stockholders’ equity was $4.0 million. The balance sheet at September 30, 2004 reflects United Fuel’s refinancing of its revolving credit facility and two term notes in early November 2004. This refinancing resulted in, among other things, new maturities of three years for the revolver and five years for each of the two term notes.

About United Fuel

United Fuel, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of West Texas and Eastern New Mexico. United Fuel represents the consolidation of three companies, the most significant of which is the Eddins-Walcher Company. Eddins Walcher has been in business since 1937, has a reputation of reliability with its customers and currently represents approximately 90% of United Fuel’s consolidated revenues. United Fuel intends to continue to expand its business through strategic acquisitions.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).

•	Wholesale fuels and lubricants (to commercial customers).

•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 14 branch locations and 58 card-lock (unattended) fuel sites. United Fuel currently has approximately 200 full-time employees.

The Merger

The parent acquired United Fuel through the merger of its wholly-owned subsidiary into United Fuel. In connection with the merger, the former shareholders of United Fuel were issued 9,900,000 shares of common stock of the parent. On January 31, 2005, Brands Shopping Network, Inc. effected a 1-for-40 reverse stock split and changed its name to “United Fuel & Energy Corporation” in anticipation of the completion of the merger. Following the reverse stock split and prior to the merger, the parent had approximately 230,000 shares of common stock outstanding. Immediately following the merger, the parent issued an additional 1,125,000 shares of common stock upon the conversion of an outstanding convertible note. Additional information concerning the merger and United Fuel can be found in the parent’s filings on the SEC’s web site at www.sec.gov.

Conference Call
United Fuel will conduct a conference call to discuss the merger and its results for the nine months ended September 30, 2004 on Tuesday, February 15, 2004, at 3:15 p.m. Central Time. To participate in the call, dial 1-866-322-2514, reference call # 4028514.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings parent makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and neither the parent nor United Fuel undertakes any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Contact:
Scott Heller, President and CEO
sheller@ufeonline.com
432-571-8001

UNITED FUEL & ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets	$38,555	$29,802
Property and equipment, net	10,271	10,624
Other assets, net	4,288	4,368
	$53,114	$44,794
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$12,923	$41,261
Long-term debt, net	35,391	1,004
Deferred taxes	815	697
Other liabilities	-	54
Stockholders' equity	3,985	1,778
	$53,114	$44,794

UNITED FUEL & ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Nine Months ended September 30,
	2004	2003

Revenues	$128,590	$110,524
Cost of Sales	109,545	92,038
Gross Profit	19,045	18,486
Expenses
Operating	8,472	8,748
General and administrative	6,930	5,848
Depreciation	1,012	1,208
Total expenses	16,414	15,804
Operating Income	2,631	2,682
Other income (expense)
Interest expense	(1,420)	(1,504)
Interest income	109	128
Amortization	(453)	(581)
Gain (loss on disposal of assets)	(14)	3
Other	(192)	0
Total other income (expense)	(1,970)	(1,954)
Income before income taxes	661	728
Income tax expense	240	277
Net Income	$421	$451

Net income per common share- basic & diluted	$0.04	$0.04
Weighted average common shares outstanding- basic & diluted(a)	11,254	11,245

Other Data:
Computation of EBITDA
Net earnings	$421	$451
Add:
Interest	1,420	1,504
Income taxes	240	277
Depreciation & amortization	1,465	1,789
Other non-cash expenses	192	0
EBITDA	$3,738	$4,021
_______________
(a) Reflects the 1:40 reverse stock split and the shares issued in connection with the merger.